Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of
 Arizona (the "Trust") was held on November 3, 2011.
 The holders of shares representing 60% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders
(the resulting votes for each matter are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

Trustee			For		Withheld

Tucker Hart Adams	$174,427,884	$1,227,864
Ernest Calderon		$174,286,087	$1,369,661
Thomas A. Christopher	$174,665,445	$  990,303
Gary C. Cornia		$174,686,849	$  968,899
Grady Gammage, Jr.	$174,288,297	$1,367,451
Diana P. Herrmann	$173,664,645	$1,991,103
Lyle W. Hillyard	$174,112,370	$1,543,389
John C. Lucking		$174,338,229	$1,317,519
Anne J. Mills		$174,203,039	$1,452,709


2. To ratify the selection of Tait, Weller & Baker LLP as the Trust's independent registered public accounting firm.


Dollar Amount of  Votes:

	For		Against		Abstain

	$173,017,973	$221,399	$2,416,376